Exhibit 99.1

Equillium Reports on Fourth Quarter and Full Year 2023 Financial Results and Corporate and Clinical Highlights

$40.9 million cash balance at the end of 2023 expected to provide cash runway into 2H 2025

Completed enrollment of Phase 2 clinical study of EQ101 in alopecia areata: topline data expected in Q2 2024

Presented positive data from Phase 1b EQUALISE study of itolizumab in lupus nephritis patients at American Society of Nephrology (ASN) & American College of Rheumatology (ACR) meetings

Ono Pharmaceutical option exercise decision for itolizumab expected in 2H 2024

LA JOLLA, California, March 25, 2024 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders, today announced financial results for the fourth quarter and full year 2023, as well as corporate and clinical highlights.

“The past year we have been focused on clinical execution that has set up the potential milestones we have in front of us in 2024,” said Bruce Steel, chief executive officer at Equillium. “The Phase 1b EQUALISE study of itolizumab in patients with lupus nephritis is now complete. We presented positive data from this study at the annual meetings of both ASN and ACR in the fourth quarter last year and we expect to deliver the topline data to our partner Ono in the coming weeks. We expect to announce the results of the interim review by the data monitoring committee of our Phase 3 EQUATOR study of itolizumab in patients with acute graft-versus-host disease in the third quarter, which would represent the final data deliverable to trigger Ono’s option exercise period, which will expire three months following such deliverables. If Ono exercises their option to acquire our rights to itolizumab we would receive an exercise payment of approximately $331 million, which would significantly extend our cash runway beyond the second half of 2025—our current guidance—and we would remain eligible to receive approximately $101 million in additional milestone payments.

“Our lead multi-cytokine inhibitor, EQ101, a first in class, tri-specific inhibitor targeting IL-2, IL-9 and IL-15, has completed enrollment in a Phase 2 study for the treatment of moderate to severe alopecia areata. There remains a large unmet medical need for safer alternatives to JAK inhibitors, which carry black-box warnings and are today the only approved class of drugs to treat alopecia areata patients. This is the first study in which EQ101 has been tested in alopecia areata patients, where we are looking for signs of clinical activity above historically low observed placebo responses. We’re pleased to have completed enrollment of this study and look forward to announcing topline data in the second quarter this year.”

“In addition to clinical execution, we have also focused efforts on advancing the rest of our novel multi-cytokine inhibitor programs,” said Steve Connelly, chief scientific officer at Equillium. “EQ302, our first-in-class, bi-specific inhibitor of IL-15 and IL-21, is a second-generation peptide with improved potency that is orally deliverable and stable in the gut. We believe this represents a compelling product profile well positioned to target gastrointestinal indications including celiac disease, inflammatory bowel disease, and eosinophilic esophagitis. We look forward to advancing this program towards the clinic.”

[1]	Option exercise payment is denominated in Japanese yen (5 billion) and subject to currency exchange rates at the time of payment.

Q4 2023 Highlights:

•

Presented positive data from the Phase 1b EQUALISE study of itolizumab in lupus nephritis patients at the annual meetings of both ASN and ACR. The presentations highlighted a well-tolerated safety profile and data that demonstrated high complete and partial response rates with rapid and deep reductions in urine protein creatinine ratios in highly proteinuric patients when itolizumab was added to mycophenolate mofetil and corticosteroids.

•

Hosted an Analyst & Investor Day featuring Arash Mostaghimi, MD, MPA, MPH, associate professor of dermatology at Harvard Medical School, that highlighted Equillium’s pipeline, the multi-cytokine platform and clinical-stage multi-cytokine inhibitors, with a focus on EQ101, currently in a Phase 2 clinical study for moderate to severe alopecia areata.

•

Announced a presentation at the 18th Annual Peptide Therapeutics Symposium highlighting EQ302, a first-in-class, second generation, orally deliverable multi-cytokine inhibitor targeting IL-15 and IL-21. The presentation outlined the origins of EQ302 from its parent peptide and data illustrating that adding hydrocarbon staples to the peptide conferred increased stability in the gastrointestinal tract while retaining its cytokine inhibitory properties.

Anticipated Upcoming Milestones:

•	EQ101: Phase 2 clinical study in subjects with moderate to severe alopecia areata – topline data anticipated in Q2 2024

•	Itolizumab: EQUALISE lupus nephritis topline data to Ono anticipated in the coming weeks; EQUATOR acute graft-versus-host disease interim review anticipated in Q3 2024

•	Ono option exercise decision anticipated in 2H 2024

Fourth Quarter and Full Year 2023 Financial Results

Revenue for the fourth quarter of 2023 was $9.2 million, compared with $15.8 million for the same period in 2022. For the full year of 2023, revenue was $36.1 million, compared with $15.8 million for the full year of 2022. Revenue in 2023 and 2022 consisted entirely of itolizumab development funding and amortization of the upfront payment from Ono resulting from the Asset Purchase Agreement with Ono executed in December 2022, which included such development funding retroactive to the beginning of the third quarter of 2022.

Research and development (R&D) expenses for the fourth quarter of 2023 were $9.2 million, compared with $8.5 million for the same period in 2022. For the full year of 2023, R&D expenses were $37.0 million, compared with $37.5 million for the full year of 2022. The nominal year-over-year decrease in R&D expenses was driven by a decrease in non-clinical research expenses and lower employee compensation and benefits, which were partially offset by increased clinical development expenses, primarily driven by the EQUATOR, EQ101 and EQ102 clinical studies.

General and administrative (G&A) expenses for the fourth quarter of 2023 were $3.2 million, compared with $5.2 million for the same period in 2022. For the full year of 2023, G&A expenses were $13.6 million, compared with $17.2 million for the full year of 2022. The year-over-year decrease was driven by decreased legal expenses primarily related to 2022 business development activities, lower employee compensation and benefits, and lower consulting and general overhead expenses, which were partially offset by greater audit and tax related professional fees.

Net loss for the fourth quarter of 2023 was $2.3 million, or $(0.07) per basic share and diluted share, compared with net income of $2.8 million, or $0.08 per basic and diluted share for the same period in 2022. Net loss for the full year of 2023 was $13.3 million, or $(0.38) per basic and diluted share, compared with a net loss of $62.4 million, or $(1.85) per basic and diluted share for the full year of 2022. The decrease in net loss for the full year of 2023 compared to the full year of 2022 was primarily due to lower operating expenses driven by the non-cash in-process R&D expense related to the acquisition of Bioniz Therapeutics, Inc. in 2022 and lower G&A expenses, greater revenue related to the Ono partnership, greater income on investments, and less interest expense due to the retirement of our former debt facility, which was partially offset by greater income tax expense.

Cash, cash equivalents and short-term investments totaled $40.9 million as of December 31, 2023, compared to $71.0 million as of December 31, 2022. Net cash used in operating activities in the fourth quarter was $5.7 million. Equillium believes that its cash, cash equivalents and short-term investments on the balance sheet as of December 31, 2023, will be sufficient to fund its currently planned operations into the second half of 2025, assuming no further repurchases under our stock repurchase program.

About Multi-Cytokine Platform and Multi-Cytokine Inhibitors EQ101 & EQ302

Our proprietary multi-cytokine platform generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. This approach is expected to avoid the broad immuno-suppression and off-target safety liabilities that may be associated with other therapeutic classes, such as Janus kinase inhibitors. Many immune-mediated diseases are driven by the same combination of dysregulated cytokines, and we believe identifying the key cytokines for these diseases will allow us to target and develop customized treatment strategies for multiple autoimmune and inflammatory diseases.

Current platform assets include EQ101, a clinical stage, first-in-class, selective, tri-specific inhibitor of IL-2, IL-9, and IL-15 for intravenous and subcutaneous delivery and EQ302, a preclinical stage, first-in-class, selective, bi-specific inhibitor of IL-15 and IL-21 for oral delivery.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM signaling pathway to downregulate pathogenic T effector cells while preserving T regulatory cells critical for maintaining a balanced immune response. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel first-in-class immunomodulatory assets and product platform targeting immuno-inflammatory pathways. EQ101: a selective tri-specific cytokine inhibitor targeting IL-2, IL-9, and IL-15; currently under evaluation in a Phase 2 proof-of-concept clinical study of patients with alopecia areata being conducted in Australia and New Zealand by Equillium’s Australian subsidiary as the trial sponsor. EQ302: an orally delivered, selective bi-specific cytokine inhibitor targeting IL-15 and IL-21; currently in pre-clinical development. The multi-cytokine platform: generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. Itolizumab: a monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells; currently under evaluation in a Phase 3 clinical study of patients with acute graft-versus-host disease (aGVHD) and a Phase 1b clinical study of patients with lupus/lupus nephritis. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited and has entered a strategic partnership with Ono Pharmaceutical Co., Ltd., for the development and commercialization of itolizumab under an option and asset purchase agreement.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding Equillium’s plans for developing EQ101, EQ302 and itolizumab and the expected timeline for results from clinical studies, anticipated upcoming milestones, the timing for triggering Ono’s option period and for receiving Ono’s option decision, the potential impacts of Ono’s option exercise decision, the timing for an IND submission for EQ302, the fluctuation of the foreign exchange rate, Equillium’s cash runway, and the potential benefits of Equillium’s product candidates. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; risks related to performing clinical and pre-clinical studies; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; risks related to Ono’s financial condition and decision to exercise its option, if ever to purchase itolizumab or terminate the asset purchase agreement; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in Equillium’s filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Michael Moore

Vice President, Investor Relations & Corporate Communications

619-302-4431

ir@equilliumbio.com

Equillium, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31,
	2023	2022
Assets
Cash, cash equivalents and short-term investments	$40,866	$71,023
Accounts receivable	3,735	2,838
Prepaid expenses and other assets	5,133	3,369
Operating lease right-of-use assets	796	1,191

Total assets	$50,530	$78,421

Current liabilities
Accounts payable and other current liabilities	$11,844	$17,338
Current portion of deferred revenue	15,729	14,700

Total current liabilities	27,573	32,038
Long-term deferred revenue	—	10,378
Other long-term liabilities	384	4,063

Total liabilities	27,957	46,479
Total stockholders’ equity	22,573	31,942

Total liabilities and stockholders’ equity	$50,530	$78,421

Equillium, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$9,211	$15,759	$36,084	$15,759
Operating expenses:
Research and development	9,183	8,525	37,039	37,547
Acquired in-process research and development	—	—	—	23,049
General and administrative	3,228	5,192	13,567	17,239

Total operating expenses	12,411	13,717	50,606	77,835

(Loss) income from operations	(3,200)	2,042	(14,522)	(62,076)
Other income (expense), net	874	731	1,767	(352)

Net (loss) income before income tax expense	(2,326)	2,773	(12,755)	(62,428)
Income tax expense	16	—	580	—

Net (loss) income	$(2,342)	$2,773	$(13,335)	$(62,428)

Net (loss) income per common share, basic and diluted	$(0.07)	$0.08	$(0.38)	$(1.85)

Weighted-average number of common shares outstanding, basic and diluted	35,153,124	34,366,926	34,726,384	33,727,945